Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-233437, 333-254541, 333-255928, 333-269040) on Forms S-3 and S-8 of our report dated November 8, 2024, with respect to the financial statements of Kura Sushi USA, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Irvine, California
November 8, 2024